[LOGO] ASTRATA

Company Contact:                           Porter, LeVay & Rose, Inc.

Richard Nelson                             Marlon Nurse, VP - Investor Relations
rnelson@astratagroup.com                   Jeff Myhre, VP - Editorial
                                           212-564-4700



         ASTRATA GROUP CLOSES CONTRACT WITH NORTH SECURITIES OF DENMARK
                               FOR 8,000 GLP UNITS

   North Securities Selects Astrata's GLP Technology after Extensive Research

               Initial Order Valued at Approximately $3.0 Million

          Contract to Yield Recurring Revenue under New Business Model

LOS ANGELES, CA, July 20, 2005 - Astrata Group Incorporated (OTC BB: ATTG), an international provider of innovative location-based IT services and solutions that incorporate GPS and wireless communications technologies, announced today that it has signed an agreement with Danish Asset/Vehicle Management specialists, North Securities ApS of Kaas, Denmark. The order value under the contract approximately $3 million at current exchange rates. Shipments of the hardware and software are scheduled to begin on August 1, 2005.

Under this agreement, Astrata will be the exclusive supplier to North Securities of new advanced technological solutions for track and trace and vehicle fleet management systems. In addition, North Securities and Astrata have agreed to combine their respective capabilities to develop and propose solutions that target various opportunities across a number of industries, including mail delivery, property development, transport, electronic security, police and the defense sector.

Trevor Venter, CEO, Astrata Group Inc commented: "We are very excited about this partnership which gives Astrata a stronger foothold in the important Nordic and Baltic countries. North Securities has entered into a letter of intent with some of the largest insurance companies in this region, pursuant to which those companies are expected to offer insurance customers between 10% and 15% reduction in premiums in addition to reducing the risk of motor vehicle theft. If you take this into account, it effectively means that the annual fee for the end user is paid by the insurance company."

Karsten Hjorth, a senior team member for North Securities, said: "We have conducted extensive research to find the most advanced hardware and software on the market with the ability for yet further expansion and additional features and capabilities to be added. By choosing Astrata we believe we have found the best solution in the marketplace. This technology and North Securities' infrastructure and contacts make this partnership a very strong union with considerable potential in this lucrative region".

                                     -more-

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Astrata's Geolocation Platform (Astrata-GLP, known as "Sirius" outside the U.S.)
integrates customizable global positioning and wireless communications with a sophisticated computer processor and operating system in a device half the size of a modern mobile phone. Astrata's system has been designed for tracking,
monitoring  and  controlling   large  fleets  of  vehicles  in  a  high-security
control-center environment, supporting multiple clients seamlessly from a single central server. It offers access to a complete client/server-based fleet management solution and hosts numerous functions appropriate to vehicle tracking and fleet management, but remains practical and simple to use.

Astrata has signed contracts in the last few quarters with various customers around the world. These include an agreement with Romec Services Ltd., an integrated facilities management company that is owned 51% by the Royal Mail and 49% by Balfour Beatty, the second largest construction company in the United Kingdom. Under this agreement, Astrata will be the exclusive supplier to Romec of new advanced technological solutions for vehicle fleet management systems
(FMS). In addition, Romec and Astrata have agreed to combine their respective capabilities to develop and propose solutions that target various opportunities across a number of industries, including mail delivery, property development, transport, electronic security and the defense sector.

Additionally, shipments have begun on a contract that the Singapore Civil Defense Force awarded Astrata's Singapore unit, as part of its plan to regulate the movement of all vehicles carrying hazardous materials on Singapore's roads. The contract is for software and hardware integrated into a comprehensive tracking, monitoring, and sophisticated control system with features and capabilities unsurpassed in the market.

About Astrata Group Incorporated

Astrata Group Incorporated (OTC BB: ATTG) is a U.S. publicly listed company headquartered in the U.K. Astrata is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide.

Sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 230 permanent employees and employs nearly 100 people in its R&D and manufacturing divisions. For further information please visit www.astratagroup.com.

About North Securities

North Securities' mission is, through efficient relationships, to be the most significant player in the Asset Management segment in the Nordic & Baltic region. North Securities has established partnerships with the largest Telco operator in the region, and with several of the major insurance companies, which gives it a larger sales and marketing force than any other player in the region.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to:
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

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